UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Analogic Corporation

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Analogic Corporation

Notice of Annual Meeting of Stockholders of

Analogic Corporation to be held on January 20, 2011

The Annual Meeting of Stockholders of Analogic Corporation will be held at our headquarters, located at 8 Centennial Drive, Peabody, Massachusetts 01960, on Thursday, January 20, 2011 at 11:00 a.m. (Eastern Time) for the following purposes:

(1) To elect ten directors for a one-year term, to hold office until the 2012 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2011.

(3) To act upon any and all matters incidental to any of the foregoing and transact such other business as may legally come before the meeting or any adjourned session or sessions thereof.

Our board of directors has fixed the close of business on November 22, 2010 as the record date for determining the stockholders having the right to notice of and to vote at the meeting.

Stockholders are cordially invited to attend the meeting in person. If you are not able to do so and wish that your stock be voted, you are requested to complete, sign, date, and return the accompanying proxy card in the enclosed envelope. No postage is required if mailed in the United States or Canada.

JOHN J. FRY Secretary

November 23, 2010

i

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held on January 20, 2011

This proxy statement is furnished on behalf of the board of directors (which we refer to as our board) of Analogic Corporation (which we refer to as we, us, or Analogic) in connection with the solicitation of proxies for use at our annual meeting of stockholders (which we refer to as the 2011 annual meeting) to be held on Thursday, January 20, 2011 at 11:00 a.m. (Eastern time) at our headquarters. The proxy statement is being mailed, together with the proxy card and our annual report to stockholders, or provided electronically pursuant to a notice of internet availability, on or about December 10, 2010, to each of our stockholders of record as of the close of business on November 22, 2010. You may obtain directions to the location of the 2011 annual meeting by contacting our Investor Relations Department at 978-326-4058 or at the “About Us” and “Locations” links on our website, which are located at www.analogic.com.

The enclosed proxy card, if executed and returned, will be voted by the persons named in the proxy as directed in the proxy and, in the absence of such direction, for the election of the ten nominees as directors and for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2011 (which we refer to as fiscal 2011), and in accordance with their best judgment as to any other matters which are properly brought before the 2011 annual meeting.

Any stockholder giving a proxy in the enclosed form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby. Such revocation may be effected by any means which are sufficient to revoke a power of attorney, including the giving of written notice of revocation to us at the above address or to our proxy tabulator, or the execution and delivery to us or our proxy tabulator of a subsequent proxy. Attendance of the stockholder at the 2011 annual meeting in person will not, however, be deemed to revoke the proxy unless the stockholder affirmatively indicates his/her intention to vote the shares in person by so advising the presiding officer or the Secretary at the 2011 annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on January 20, 2011

This proxy statement and our Annual Report to Stockholders for the fiscal year ended July 31, 2010 (which we refer to as fiscal 2010) are available at www.proxyvote.com.

To request a printed copy of the proxy statement, annual report to stockholders and form of proxy relating to our future stockholder meetings, visit www.proxyvote.com, telephone: 800-579-1639, or send an email to sendmaterial@proxyvote.com.

Quorum and Vote Required

The holders of record of shares of our common stock, $.05 par value (which we refer to as common stock), at the close of business on November 22, 2010, may vote at the 2011 annual meeting. On November 22, 2010, there were issued and outstanding 12,814,224 shares of common stock. Each share of common stock is entitled to one vote on each of the matters to be considered at the 2011 annual meeting.

The holders of a majority of the shares of common stock issued and outstanding at the close of business on November 22, 2010 shall constitute a quorum for the transaction of business at the 2011 annual meeting. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and “broker non-votes”) will be counted for purposes of determining whether a quorum is present at the 2011 annual meeting.

The affirmative vote of the holders of a majority of the votes cast by the holders of common stock is required for the election of directors in uncontested elections, such as the one at the 2011 annual meeting. In the event an incumbent director/nominee fails to receive a majority of the votes cast in an uncontested election, he or she must, pursuant to our director resignation policy, tender his or her resignation. The resignation is then considered by our Nominating and Corporate Governance Committee for recommendation to the board, and then acted upon by the board within 90 days after the election.

The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for ratification of the appointment of our independent registered public accounting firm.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm is a discretionary item. The election of directors is a non-discretionary item. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to the election of directors, or if your bank or brokerage firm does not exercise its discretionary authority with respect to the ratification of the appointment of our independent registered public accounting firm, your shares will be treated as “broker non-votes” on these particular matters. “Broker non-votes” are shares with respect to which a bank or brokerage firm does not have discretionary voting authority and does not receive voting instructions from the beneficial holder, and shares with respect to which a bank or brokerage firm has discretionary voting authority but does not exercise such discretionary authority in voting on a proposal.

Shares that abstain from voting as to a particular matter and “broker non-votes” will not be considered to have voted with respect to the respective matter and, accordingly, will have no effect on the voting for the election of directors or the ratification of the appointment of our independent registered public accounting firm.

PROPOSAL 1

ELECTION OF DIRECTORS

Currently, our board is comprised of eleven members. Our board decided to reduce the number of board members from eleven to ten, effective as of the 2011 annual meeting.

Under our Articles of Organization and By-laws, our board has completed its transition from a classified board into a declassified board. At the 2011 annual meeting (and at each annual meeting thereafter), all directors will be elected for a one-year term.

Our board has nominated Bernard C. Bailey, Jeffrey P. Black, James W. Green, James J. Judge, Kevin C. Melia, Michael T. Modic, Fred B. Parks, Sophie V. Vandebroek, Edward F. Voboril, and Gerald L. Wilson for re-election as directors, each to hold office until the 2012 annual meeting and until their respective successors have been duly elected and qualified. M. Ross Brown is not eligible to stand for re-election in view of our director retirement policy, which requires that any director who reaches the age of 72 while serving as a director retire from the board effective at the end of his or her then-current term.

The persons named in the enclosed proxy card will vote to elect as directors Mr. Bailey, Mr. Black, Mr. Green, Mr. Judge, Mr. Melia, Dr. Modic, Dr. Parks, Dr. Vandebroek, Mr. Voboril, and Dr. Wilson as directors, unless and to the extent authority to vote for the election of one or more of the nominees is withheld by marking the proxy to that effect. In the event that any nominee should be unable to serve, discretionary authority is reserved for the named proxy holders to vote for a substitute, or to reduce the number of directors to be elected, or both. Management has no reason to believe that any of our nominees will be unwilling or unable to serve if elected.

Our board recommends a vote FOR each of our nominees.

Information Regarding Director Nominees

The following table sets forth certain information with respect to each nominee for director for a term expiring at the 2012 annual meeting.

Name	Age	Principal Occupation or Employment	Director Since
Bernard C. Bailey (1)(3)	57	President, Chief Executive Officer, and Founder of Paraquis Solutions, LLC	2010
Jeffrey P. Black (2)	50	Chairman and Chief Executive Officer of Teleflex Incorporated	2010
James W. Green	52	President and Chief Executive Officer of Analogic Corporation	2007
James J. Judge (1)(3)	54	Senior Vice President and Chief Financial Officer of NSTAR Corporation	2005
Kevin C. Melia (1)(2)	63	Non-Executive Chairman of the Board of Vette Corp. and Co-Managing Director of Boulder Brook Partners Private Investment	2009
Michael T. Modic (3)(4)	60	Chairman of the Neurological Institute at the Cleveland Clinic Foundation	2001
Fred B. Parks (2)(4)	63	Former Chairman of the Board and Former Chief Executive Officer of Urologix, Inc.	2007

Name	Age	Principal Occupation or Employment	Director Since
Sophie V. Vandebroek (3)(4)	48	Vice President and Chief Technology Officer of Xerox Corporation and President of the Xerox Innovation Group	2008
Edward F. Voboril (1)(3)	68	Chair of the Board of Analogic Corporation; Former Chairman of the Board and Former Chief Executive Officer of Greatbatch, Inc.	1990
Gerald L. Wilson (2)(4)	71	Vice Chair of the Board of Analogic Corporation; Former Dean, School of Engineering, and Professor Emeritus, Massachusetts Institute of Technology	1980

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Member of Technology Committee

Mr. Bernard C. Bailey has been President and Chief Executive Officer of Paraquis Solutions, LLC, a provider of consulting services to small- and medium-size companies in the areas of strategy, change transformation, mergers and acquisitions, and corporate governance, since 2006. From 2002 to 2006, Mr. Bailey was President and Chief Executive Officer of L-1 Identity Solutions, Inc. (previously Viisage Technology, Inc.), a developer of advanced technology identity solutions for governments, law enforcement agencies, and corporations. Mr. Bailey is presently a doctoral candidate in management at Case Western Reserve University focusing on corporate governance. Mr. Bailey previously served as Chief Operating Officer of Art Technology Group, a developer and marketer of e-commerce software solutions, and in various executive positions during a seventeen-year career at IBM Corporation.

Mr. Bailey has served on the board of Lasercard Corporation, a leading provider of secure ID solutions, since 2006, and is currently Chairman. He has also served as a director of Telos Corporation, a defense security solutions firm, since 2006, and Spectrum Control, Inc., a designer and manufacturer of electromagnetic interference (EMI) suppression products, since 2008. Mr. Bailey previously served on the boards of Viisage Technology, Inc. (2002-2006), Point Blank Solutions, Inc. (2008-2009), and EF Johnson Technology, Inc. (2009-2010).

Mr. Bailey’s qualifications to serve as director include his extensive experience in the security technology industry, serving both public and private sector customers. He also brings three decades of executive experience in the technology industry, including experience as a public-company CEO, as well as extensive board experience and a deep understanding of corporate governance.

Mr. Jeffrey P. Black has been Chief Executive Officer of Teleflex Incorporated, a diversified medical device company, since 2002. His twenty-seven year tenure with Teleflex has also included roles as Group President of Teleflex Industrial and President of Teleflex Fluid Systems, a provider of engineered systems to OEM customers.

Mr. Black has served on the board of Teleflex since 2002, and has been Chairman since 2006. He has also served on the board of Sunoptic Technologies, a privately held provider of illumination and imaging products and services for OEM medical and industrial customers and end-user surgical products, since 1998.

Mr. Black’s qualifications include the perspectives gained from his career spanning almost thirty years in the medical device and technology industries, including as board Chair, board member, CEO, and senior executive. He also brings substantial experience optimizing business operations and cultivating growth through acquisition and new product development.

Mr. James W. Green has been our President and Chief Executive Officer since 2007. From 2005 to 2007, Mr. Green was Regional Vice President, California Division, of Quest Diagnostics Incorporated, a leading provider of diagnostic testing, information, and services. Before joining Quest, Mr. Green served as Senior Vice President & General Manager of Computed Tomography for Philips Medical Systems, a global leader in the business of developing, manufacturing, marketing, and servicing medical computed tomography systems.

Mr. Green brings extensive experience and important technical perspectives as a former OEM customer of medical imaging subsystems and as an end-user supplier of advanced medical imaging equipment, and through his experience leading and integrating diverse operations located on multiple continents. As President and CEO of Analogic, his in-depth knowledge of our company provides valuable insights to our board in areas such as strategic planning, financial and budgeting matters, engineering and product development, operations, sales and marketing, and general management.

Mr. James J. Judge has been Senior Vice President and Chief Financial Officer of NSTAR, a publicly held electric and gas utility company, since 1999. He previously held a number of executive positions at BEC Energy/Boston Edison. He received a bachelor of science degree in business administration and a master’s degree in business administration from Babson College.

Mr. Judge provides our board with in-depth financial and accounting expertise as well as insights gained from his long-time service as Chief Financial Officer of a publicly held entity operating in a regulated industry, which also provides diversity of viewpoint. That experience, together with the knowledge of our company gained through his service on our board, provides a strong foundation for his leadership role as Chair of our Audit Committee. Our board has also determined that Mr. Judge qualifies as an audit committee financial expert.

Mr. Kevin C. Melia is the non-executive Chairman of Vette Corporation, a privately-held provider of thermal management solutions and a joint managing director of Boulder Brook Partners LLC, a private investment company. From 2003 to 2008, he was the non-executive Chairman of IONA Technologies PLC, a leading middleware software company. Between 2003 and 2007, Mr. Melia also was the non-executive Chairman of A.Net (formerly Lightbridge Inc.), an e-payment company. He was the co-founder of Manufacturers’ Services Ltd. (“MSL”), a leading company in the electronics manufacturing services industry, and served as its Chairman and Chief Executive Officer from 1994 to 2003. Prior to establishing MSL, Mr. Melia held a number of senior executive positions over a five-year period at Sun Microsystems, including Chief Financial Officer, Executive VP of Operations and President of Sun Micro Systems Computer Company, a subsidiary of the parent company. He also held a number of senior executive positions in operations and finance in Europe and the U.S. over a seventeen-year career at Digital Equipment Corporation.

Mr. Melia is a director of RadiSys Corporation, a provider of embedded advanced solutions for the communications networking and commercial systems markets, and serves on the audit and nominating and governance committees. He also is a director of DCC plc, a procurement, sales, marketing, distribution and business support services group headquartered in Dublin, Ireland, and serves on the audit committee of that board. He is also a member of the board of Greatbatch, Inc., a provider of technologies to the medical device market. He also is a former director of A.Net, Manugistics Corporation, and Eircom, Inc. He is a chartered accountant (FCMA.JDipMa) of the UK and Ireland.

Having been a co-founder and Chairman and Chief Executive Officer of MSL and Chairman of Vette Corporation, IONA Technologies PLC and A.Net, Mr. Melia has extensive business experience. His service in senior management positions at Sun Microsystems and Digital Equipment Corporation provided him with a wealth of knowledge in dealing with operational, financial and accounting matters. The depth and breadth of his global operational experience and his exposure to complex financial issues at such large corporations makes him a trusted advisor and a skilled member of the Company’s Audit and Compensation Committees.

Dr. Michael T. Modic has been Chairman of the Neurological Institute at the Cleveland Clinic Foundation since 2006. Dr. Modic has also been a Professor of Radiology, Cleveland Clinic Lerner College of Medicine at CWRU, since 2005. From 1989 to 2005, he was Chairman of the Division of Radiology at the Cleveland Clinic. He was also a member of the Board of Governors of the Cleveland Clinic Foundation from 2000 to 2005. Dr. Modic was previously a Professor of Radiology at The Ohio State University College of Medicine and Public Health. Dr. Modic has served on the editorial boards of the journals Radiology, American Journal of Neuroradiology, Magnetic Resonance in Medicine, and Magnetic Resonance Imaging.

Dr. Modic’s qualifications include his extensive experience in the healthcare field, both as a leader of an internationally recognized healthcare institution and as a practicing physician, both of which also provide diversity of viewpoint. Dr. Modic provides our board with valuable insight into the healthcare industry, including trends in healthcare policy and opportunities relating to healthcare equipment and services.

Dr. Fred B. Parks served as Chairman of the Board and Chief Executive Officer of Urologix, Inc. from 2003 to 2008. Prior to joining Urologix, Dr. Parks served as President and CEO of Marconi Medical Systems, a multi-modality supplier of medical imaging equipment, and following its acquisition by Royal Philips Electronics, led its integration into the Philips medical business. Previously, Dr. Parks held positions as President, Chief Operating Officer, and board member of St. Jude Medical, Inc., a medical device company focusing on implantable cardiovascular products, and as President, Chief Operating Officer, and board member of EG&G, Inc. (now PerkinElmer), a diversified technology company.

In addition to his past service on the boards of Urologix, EG&G, and St. Jude Medical, Dr. Parks has served on the board of Steady State Imaging, LLC, a privately held developer of specialized magnetic resonance imaging technology, since 2010.

Dr. Parks’ qualifications include his substantial experience as a senior executive and board member for a number of technology companies, and particularly in the medical device and medical imaging industries.

Dr. Sophie V. Vandebroek has been Corporate Vice President and Chief Technology Officer of Xerox Corporation and President of the Xerox Innovation Group, since 2006. From 2002 through 2005, Dr. Vandebroek was Chief Engineer of Xerox Corporation and Vice President of the Xerox Engineering Center.

Dr. Vandebroek serves on the board of Nypro Corporation, a privately held provider of complex plastics manufacturing solutions serving the healthcare, packaging and consumer and electronics industries, where she has been a board member since 2009. She is also a Fellow of the Institute of Electrical and Electronics Engineers; a trustee of Worcester Polytechnic Institute; a member of the U.S. National Academies Committee on Science, Technology & the Law; and serves on the advisory council of the deans of engineering of Cornell University and the Massachusetts Institute of Technology.

Dr. Vandebroek’s qualifications include senior leadership roles directing global research activities for an internationally recognized provider of technology and services to business customers, and the knowledge and experience gained through her service on behalf of numerous technical, academic, and industry organizations. She provides our board with unique perspectives on directing and shaping innovation to meet our strategic objectives, as well as on assessing the effectiveness of our investment in innovation. She also brings valuable insight on embracing diversity as a competitive advantage in the global marketplace.

Mr. Edward F. Voboril served as Chairman of the Board of Greatbatch, Inc., a developer and manufacturer of precision engineered components and sub-assemblies used in implantable medical devices, from 1997 to 2008. He served as that company’s President and Chief Executive Officer from 1990 to 2006. Previously, Mr. Voboril served as Vice President and General Manager of the Biomedical Division of PPG Industries and held senior executive positions in the medical businesses of Honeywell, General Electric, Syntex, and Litton Industries. Mr. Voboril is currently an adjunct professor of engineering and chairman of “NUvention” at the Center for Entrepreneurship and Innovation at Northwestern University.

Mr. Voboril serves as lead independent director of Iris International, Inc., a supplier of in vitro diagnostic products, where he has been a director since 2008.

Mr. Voboril has over 40 years in leadership roles in the medical and technology industries, with an emphasis in general management and strategic planning. He has also served as a public company CEO, a board chair, and on the boards of other publicly held companies. His breadth and depth of experience, coupled with the insight gained from his service on our board, provide a strong foundation for his leadership role as board Chair.

Dr. Gerald L. Wilson is the former Dean of the School of Engineering at the Massachusetts Institute of Technology (or MIT) and the Vannevar Bush Professor of Engineering at MIT. Dr. Wilson has served on MIT’s faculty since 1965 and currently is a Professor Emeritus of Electrical and Mechanical Engineering. He also chairs the Science and Technology Advisory Council of Cummins, Inc. and the Technical Advisory Committee for Pratt & Whitney. He was previously chief engineer for Carrier Corporation while on leave from MIT.

He has been a trustee of NSTAR, a Massachusetts-based utility company, since 1999. He has previously served as a director of Evergreen Solar, Inc. (2005 to 2007) and SatCon Technology Corporation (2001 to 2005).

Dr. Wilson brings a unique mix of perspectives gained from his career in academia and business, and especially relating to technology and innovation. In addition to serving as dean and long-time professor of a world-renowned leader in research and technical education, Dr. Wilson brings a wealth of experience drawn from his service on corporate boards in a variety of industries, as well as from his service on technical advisory committees for various technology-focused organizations.

CORPORATE GOVERNANCE

The board has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The board reviews its governance practices on an ongoing basis in light of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, the NASDAQ listing standards, and other relevant considerations. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters, as most recently amended, and code of business conduct and ethics described below are posted on the Corporate Governance section of our website, which is located at http://investor.analogic.com. Alternatively, you can request a copy of any of these documents by writing to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Vice President, General Counsel, and Secretary.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities, and to serve our best interests and those of our stockholders. The corporate governance guidelines provide a framework for the conduct of the board’s business and specify, among other matters, that:

•	the principal responsibility of the directors is to oversee the management of Analogic;

•	a majority of the members of the board shall be independent directors;

•	the independent directors shall meet in executive session at least semi-annually to discuss, among other matters, the performance of our Chief Executive Officer;

•	directors have full and free access to our officers and employees and, as necessary, independent advisors;

•	the board and our management shall conduct a mandatory orientation program for new directors, and all directors are expected to be involved in continuing director education on an ongoing basis; and

•	the board’s responsibilities include evaluating the overall effectiveness of the board and its committees.

Leadership Structure of the Board

Our board leadership structure includes a board chair, a board vice-chair, and chairs of each of our four standing board committees (which we describe in more detail below). The board does not have a policy on whether the offices of board chair and chief executive officer should be separate and, if they are to be separate, whether the board chair should be selected from among the independent directors or should be an employee of the Company.

The board has determined that the positions of board chair and chief executive officer should be separated at the current time. The board has appointed Mr. Voboril, an independent director, as board chair. The board has appointed Dr. Wilson, also an independent director, as vice chair. The chairs of our standing committees have been appointed as described below.

We believe that the separation of the positions of board chair, on the one hand, and president and chief executive officer, on the other, strikes the appropriate balance between the oversight of the company’s corporate governance by one position and strategic direction and day-to-day leadership and performance by the other position. We also believe that the board chair and vice chair positions provide a formal structure through which two of our most experienced directors, each having unique and complementary skills, exercise significant leadership roles in the functioning of our board and in its interaction with our management. While we believe that the current board leadership structure is appropriate in the current circumstances, the board will continue to evaluate this structure as the needs of the business change over time.

Oversight of Risk

The board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; our Compensation Committee oversees risk management activities relating to our compensation policies and practices; and our Nominating and Corporate Governance Committee oversees risk management activities relating to board composition and management succession planning. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.

Following a review of our existing compensation policies, including those relating to named executive officers and to our employees more generally, our Compensation Committee believes that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse affect on our company. In reaching this conclusion, our Compensation Committee believes that compensation-related risk is limited by a number of factors, including the following:

•	Our compensation packages include multiple elements, including fixed and variable compensation, the amount and mix of which is appropriate to an employee’s level and role in the company.

•

Our variable compensation programs, which include annual incentive programs (which we call AIPs) and long-term incentive programs (which we call LTIPs), employ a number of different performance metrics (such as metrics that are based on revenues, earnings per share, individual objectives, and relative total shareholder return) that are aligned with our near term and strategic objectives and the interests of our stockholders, and measured over differing time periods.

•	Our LTIPs provide for equity-based awards, that we believe tend to align the interests of our management with the interests of our stockholders.

•	We use performance targets that are aligned with our near term and strategic objectives that we believe are somewhat aggressive yet achievable without undue risk taking.

•	We limit the payouts under our AIPs and LTIPs at two times the target award for each participant.

We believe that, taken as a whole, the various elements of our compensation packages tend to reduce and mitigate compensation-related risk by reducing the focus on any single compensation element or performance metric, by encouraging our employees to consider both long and short term goals that are aligned with the interests of our stockholders, and by discouraging excessive risk in order to reach performance goals or to achieve excessive payouts.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We post on our website (www.analogic.com) all disclosures that are required by law or NASDAQ’s listing standards concerning any amendments to, or waivers of, any provision of our code of business conduct and ethics.

Director Independence

Under NASDAQ rules applicable to us, a director of Analogic qualifies as an “independent director” only if, in the opinion of the board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Mr. Bailey, Mr. Black, Mr. Judge, Mr. Melia, Dr. Modic, Dr. Parks, Dr. Vandebroek, Mr. Voboril, or Dr. Wilson has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined under NASDAQ rules.

Board Committees

The board has established four standing committees—Audit, Compensation, Nominating and Corporate Governance, and Technology—each of which operates under a charter that has been approved by the board. A copy of each committee’s charter is posted on the Corporate Governance section of our website, which is located at www.analogic.com.

The board has determined that all of the members of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent as defined under NASDAQ rules applicable to us, including, in the case of all of the members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act).

Audit Committee

Our Audit Committee’s responsibilities include:

•	Overseeing our independent auditors, including their selection, independence, compensation and pre-approval of their services, and reviewing the auditor’s annual quality control report.

•

Reviewing our audited financial statements, including discussing our audited financial statements with our management and independent auditor, making recommendations to our board regarding financial statements, and preparing an annual audit committee report.

•

Reviewing other financial disclosures, including our independent auditor’s review of interim financial information and discussing our interim financial information with our management and independent auditor.

•	Overseeing our internal audit function.

•

Overseeing controls and procedures, including coordinating our board’s oversight of internal controls over financial reporting, disclosure controls, our code of conduct and risk, and establishing procedures for handling anonymous and other complaints relating to accounting and audit-related matters.

The board has determined that Mr. Judge is an “audit committee financial expert” as defined in the SEC rules.

The current members of our Audit Committee are Mr. Bailey, Mr. Judge (Chair), Mr. Melia, and Mr. Voboril. Our Audit Committee met seven times during fiscal 2010.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	Reviewing and approving the compensation of our executive officers.

•	Overseeing the evaluation of our senior executives, including our executive officers.

•	Reviewing and making recommendations to the board with respect to incentive-compensation plans and equity-based plans.

•	Exercising the rights and functions of our board under our equity-based compensation plans, including the authority to make awards thereunder.

•	Reviewing and making recommendations to the board with respect to director compensation.

•	Reviewing and making recommendations to our board with respect to our annual compensation discussion and analysis disclosure.

•	Preparing an annual compensation committee report.

The current members of our Compensation Committee are Mr. Black, Mr. Melia, Dr. Parks (Chair), and Dr. Wilson. Our Compensation Committee met twelve times during fiscal 2010.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	Identifying persons qualified to become board members and recommending persons to be nominated by our board.

•	Reviewing with the board the requisite skills and criteria for new board members and the composition of the board as a whole.

•	Recommending to our board the directors to be appointed to our board committees.

•	Overseeing corporate governance matters, including our Corporate Governance Guidelines, self-evaluations of our board, and succession planning.

The current members of our Nominating and Corporate Governance Committee are Mr. Bailey, Mr. Judge, Dr. Modic (Chair), Dr. Vandebroek, and Mr. Voboril. Our Nominating and Corporate Governance Committee met nine times during fiscal 2010.

Technology Committee

Our Technology Committee’s purpose is to assist the board in its oversight of Analogic’s technology initiatives. The Technology Committee’s responsibilities include:

•

Assessing and advising the board regarding our technology strategy, including: the long-term, strategic goals of our research and development (which we refer to as R&D) investments; technology and market trends relevant to our strategic direction; emerging technologies and markets consistent with or complementary to our strategic direction; and our overall technological competitiveness.

•	Providing the board with technological guidance relevant to matters such as proposed market entries and exits, acquisitions and divestitures, and significant R&D investments.

•

Assessing and advising the board regarding our technology infrastructure, including the strength and competitiveness of our strategic and product planning procedures, programs for attracting, developing and retaining key technical personnel and technical leadership, R&D facilities and equipment, and programs for identifying, protecting, and exploiting our intellectual property.

The current members of our Technology Committee are Mr. Brown, Dr. Modic, Dr. Parks, Dr. Vandebroek, and Dr. Wilson (Chair). Our Technology Committee met four times during fiscal 2010.

Nominations Process for Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our corporate governance guidelines. Among other matters, these criteria specify that director nominees should have a reputation for integrity, demonstrated business acumen, a commitment to understand us and our industry, and the interest and ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee considers these criteria in the context of an assessment of the operation and goals of the board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the board, including personal characteristics such as race and gender, as well as experience and skills that contribute to the board’s performance of its responsibilities in the oversight of the company’s business. The Nominating and Corporate Governance Committee assesses the effectiveness of these criteria by referring to the criteria when it periodically assesses the composition of the board and by gathering data and discussing the diversity of the board membership in the annual self-assessment process. The board actively seeks to consider diverse candidates for board membership when it has a vacancy to fill.

The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective director nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the candidates’ names, together with appropriate biographical information and background materials and a statement as to the stockholder’s ownership of common stock as of the date on which such recommendation is made, to the Nominating and Corporate Governance Committee, c/o John J. Fry, Vice President, General Counsel, and Secretary, Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960. Assuming that appropriate biographical and background materials have been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our by-laws to nominate director candidates directly, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the board, by following the procedures set forth in Article II, Section 15, of our by-laws. A stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors only if written notice of such stockholder’s intent to make such nomination or nominations has been given to our Secretary not later than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Any stockholder notice of nomination shall contain the information set forth in Article II, Section 15, of our by-laws.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chair of the Board, with the assistance of our Vice President, General Counsel, and Secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chair of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Board of Directors, c/o John J. Fry, Vice President, General Counsel, and Secretary, Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960.

Board Meetings and Attendance

The board met eleven times during fiscal 2010, either in person or by teleconference. During fiscal 2010, each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which the director then served.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the directors’ attendance at our annual meetings of stockholders. Our practice, however, is to have a meeting of the board immediately following the annual meeting of stockholders. All then-current directors attended the 2010 annual meeting held on January 29, 2010 (which we call our 2010 annual meeting).

DIRECTOR COMPENSATION

The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the board when appropriate. The primary objectives of the Compensation Committee with respect to non-employees director compensation are to:

•	Attract, retain, and motivate non-employee talent; and

•	Align non-employee director compensation with the creation of stockholder value.

Non-employee directors receive annual cash compensation and annual equity awards for their service. No compensation is paid to any director for his or her service as such if that director is an employee of ours.

Cash compensation consists of retainer payments and meeting fees. For calendar years 2009 and 2010, all non-employee directors received an annual cash retainer of $25,000. The board chair and board vice chair of the Board additionally received annual retainers of $120,000 and $48,000, respectively. The chair of the Audit Committee additionally received an annual retainer of $10,000 and the chair of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Technology Committee each additionally received annual retainers of $7,500. For each meeting of the board or any board committee, each of our non-employee directors received a fee of $1,500 per meeting for each meeting attended in person, and a fee of $1,000 per meeting for each meeting attended by telephone. Directors also received reimbursement for meeting-related travel expenses.

In fiscal 2010, the Compensation Committee engaged the services of DolmatConnell & Partners, independent compensation consultants, to assist us in evaluating the compensation of our board. In connection with that evaluation, we decided in September 2010 to reduce the annual retainers paid to our board chair and board vice-chair to $75,000 and $35,000, respectively. The reduction will become effective on February 1, 2011.

Equity compensation consists of stock option awards, granted under the 1997 Non-Qualified Stock Option Plan for non-employee directors, and an annual share retainer granted under the Analogic Corporation Non-Employee Director Stock Plan. The non-employee directors may elect to defer their retainer in the form of deferred stock units (which we refer to as DSUs). To more closely align the interests of our directors with those of our stockholders, the board has encouraged each of our non-employee directors to accumulate and hold at least 2,000 shares of our common stock and/or DSUs.

In June 1996, the board adopted and our stockholders approved at the January 1997 Annual Meeting of Stockholders, the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, which was amended by the board on December 8, 2003, and approved by the stockholders at the January 2004 Annual Meeting of the Stockholders, and as further amended by the board on September 20, 2006 (which we refer to as the 1997 Plan). Pursuant to the 1997 Plan, options to purchase 150,000 shares of common stock may be granted only to our directors or directors of any of our subsidiaries who are not employees of Analogic or any such subsidiary. The exercise price of options granted under the 1997 Plan is the fair market value of the common stock on the date of grant. The 1997 Plan provides that each new non-employee director who is elected to the board shall be granted an option to acquire 5,000 shares, effective as of the date on which he or she is first elected to the board. The 1997 Plan further provides that every four years from the date on which a non-employee director was last granted a non-employee director option, that non-employee director shall be granted an option to acquire 5,000 shares, effective as of the date of that fourth anniversary.

Options granted under the 1997 Plan become exercisable in three equal annual installments on each of the first three anniversaries of the date of grant, and expire ten years after the date of grant. In fiscal 2010, a grant of options was made under the 1997 Plan to Mr. Black. The 1997 Plan is administered by the board.

On January 28, 2008, our stockholders approved the Analogic Corporation Non-Employee Director Stock Plan (which we refer to as the 2008 Plan). The 2008 Plan provides for an annual share award (which we refer to as an Annual Share Retainer) to be granted to each participant on each February 1. The Annual Share Retainer for calendar years 2009 and 2010 had a value of $35,000. The number of shares of common stock a participant will receive as a result of the Annual Share Retainer is equal to the quotient determined by dividing the dollar value of the Annual Share Retainer by the fair market value of a share of common stock on February 1 of the relevant year. The dollar value of the Annual Share Retainer may be adjusted from year to year as determined by the board after review by and a recommendation from the Compensation Committee, subject to a maximum annual dollar amount of $70,000 per non-employee director. Participants are not required to pay any purchase price for the Annual Share Retainer. Each participant may elect to receive some or all of (i) his or her Annual Share Retainer for a given calendar year and/or (ii) his or her Annual Cash Retainer (which consists of the annual base cash compensation he or she receives for service on the board and on any committees of the board) in the form of DSUs, as elected by the participant no later than December 15 of the preceding calendar year. If DSUs are elected, the number of units is determined by dividing the dollar value of the Annual Share Retainer and/or Annual Cash Retainer (or portion thereof being deferred) by the fair market value of a share of common stock on the date that the retainer otherwise would have been paid. The DSUs are then assigned to a “Deferred Stock Unit Account” established and maintained by us for each participant in the plan. At any given time, the value of a DSU held for a participant is equal to the then-current value of a share of our common stock. Additional DSUs will be credited to this account based on the value of dividend equivalents that are earned on DSUs, and which are equal to dividends that are paid on a corresponding number of shares. The payout of the value (as adjusted in accordance with the 2008 Plan) of each grant of DSUs will be made in a single cash payment within 30 days following the participant’s termination of service on the board or sooner, if previously elected by the participant, on a date certain selected by the participant prior to the time the DSUs were acquired by the participant; provided, however, that the date selected may not be less than one year from the date on which such DSUs were acquired.

The table below summarizes the compensation that we paid to our non-employee directors for fiscal 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Edward F. Voboril	192,500	—	—	35,000	227,500
Gerald W. Wilson	114,000	—	—	35,000	149,000
Bernard C. Bailey (5)	—	—	—	—	—
Jeffrey P. Black (6)	14,333	26,250	81,900	—	122,483
M. Ross Brown	45,000	—	—	35,000	80,000
James J. Judge	70,500	—	—	35,000	105,500
Kevin C. Melia	62,000	35,000	—	—	97,000
Michael T. Modic	63,500	—	—	35,000	98,500
Fred B. Parks	65,500	—	—	35,000	100,500
Sophie V. Vandebroek	54,500	35,000	—	—	89,500

(1)	The next table further describes the information included in this column.
(2)	This column represents the Annual Share Retainer which a director did not elect to defer into DSUs. Additional information can be found in Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2010. During fiscal 2010, Mr. Brown, Mr. Judge, Dr. Modic, Mr. Voboril, Dr. Wilson, and Dr. Parks elected to defer the Annual Share Retainer in the form of DSUs. The Annual Share Retainer of $35,000 for each director that elected the deferral is included in the “All Other Compensation” Column. The non-employee directors have the following DSUs as of July 31, 2010: Mr. Voboril: 2,867; Dr. Wilson: 2,867; Mr. Brown: 2,867; Mr. Judge: 2,867; Dr. Modic: 4,022; and Dr. Parks: 4,408.
(3)

Amount reflects the grant date fair value of directors’ stock options granted in fiscal 2010, computed in accordance with accounting principles generally accepted in the United States of America and calculated using the Black-Scholes valuation model utilizing the Company’s assumptions. During fiscal 2010, 5,000 stock options with an exercise price of $45.46 and a grant date fair value of $16.38 were granted to

Mr. Black. The non-employee directors have the following outstanding stock option awards as of July 31, 2010: Mr. Voboril: 10,000; Dr. Wilson: 10,000; Mr. Black: 5,000; Mr. Brown: 5,000; Mr. Judge: 10,000; Dr. Modic: 15,000; Dr. Parks: 5,000; Mr. Melia: 5,000; and Dr. Vandebroek: 5,000. Additional information can be found in Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2010.

(4)	Amounts reflect the Annual Share Retainer that a director elected to defer into DSUs.
(5)	Mr. Bailey did not become a director until August 31, 2010.
(6)	Mr. Black did not become a director until April 9, 2010

The following table further describes the information included in the Fees Earned or Paid in Cash column in the preceding table.

Name	Annual Retainers ($)(1)	Board Chair and Vice Chair Fee ($)	Board Fees ($)	Audit Committee Fees ($)	Compensation Committee Fees ($)	Technology Committee ($)	Nominating and Corporate Governance Committee Fees ($)	Total ($)
Edward F. Voboril (2)	37,500	120,000	14,000	9,000	—	—	12,000	192,500
Gerald W. Wilson	25,000	48,000	13,000	—	14,500	13,500	—	114,000
Bernard C. Bailey	—	—	—	—	—	—	—	—
Jeffrey P. Black	8,333	—	3,000	—	3,000	—	—	14,333
M. Ross Brown	25,000	—	14,000	—	—	6,000	—	45,000
James J. Judge	25,000	—	14,000	19,500	—	—	12,000	70,500
Kevin C. Melia	25,000	—	13,500	9,000	14,500	—	—	62,000
Michael T. Modic	25,000	—	14,000	—	—	5,500	19,000	63,500
Fred B. Parks	25,000	—	13,000	—	22,000	5,500	—	65,500
Sophie V. Vandebroek	25,000	—	12,500	—	9,500	6,000	1,500	54,500

(1)	Dr. Modic and Dr. Parks deferred their Annual Cash Retainers of $25,000 into DSUs.
(2)	The $37,500 of Annual Cash Retainers in fiscal 2010 includes the payment of $12,500 for a prior year that had not yet been paid.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS,

AND MANAGEMENT

The following table sets forth information as to the beneficial ownership of our common stock as of October 31, 2010 (except as otherwise indicated) by (a) all persons (including any “group,” as defined in Section 13(d)(3) of the Exchange Act) known by us to beneficially own 5% or more of our common stock, (b) each director and nominee for director, (c) our Named Executive Officers (as defined under “Compensation of Executive Officers—Summary Compensation Table” below), and (d) all of our directors and executive officers as a group. With respect to directors and executive officers, the amounts shown are based upon information furnished by the individual directors and officers. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon exercise of stock options that are immediately exercisable or exercisable within 60 days after October 31, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after October 31, 2010. Except as otherwise indicated, to our knowledge, the persons identified below have sole voting and sole investment power with respect to the shares they own of record.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders
Heartland Advisors, Inc. (1)	1,631,485	12.7	%(1)
789 North Water Street
Milwaukee, Wisconsin 53202
Advisory Research, Inc. (2)	1,119,442	8.70	%(2)
180 North Stetson Street, Suite 5500
Chicago, Illinois 60601
BlackRock, Inc. (3)	1,082,034	8.4	%(3)
40 East 52nd Street
New York, New York 10022
T. Rowe Price Associates, Inc. (4)	1,025,845	7.9	%(4)
100 East Pratt Street
Baltimore, Maryland 21202
The Bank of New York Mellon Corporation (5)	701,314	5.45	%(5)
One Wall Street, 31st Floor
New York, New York 10286

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Director Nominees
Bernard C. Bailey	282		*
Jeffrey P. Black	577		*
	276	(6)
M. Ross Brown	6,134	(7)	*
	2,874	(6)
James W. Green	42,381	(8)	*
James J. Judge	6,667	(9)	*
	2,874	(6)
Kevin C. Melia	4,508	(10)	*
Michael T. Modic	14,132	(11)	*
	4,305	(6)
Fred B. Parks	5,000	(12)	*
	4,692	(6)
Sophie V. Vandebroek	5,818	(13)	*
Edward F. Voboril	21,194	(14)	*
	2,874	(6)
Gerald L. Wilson	11,334	(15)	*
	2,874	(6)

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Named Executive Officers (Other than Mr. Green, listed above)
John J. Fry	9,290		*
Peter Howard	19,130	(16)	*
Michael L. Levitz	9,018		*
Donald B. Melson	11,624	(17)	*
All Directors and Executive Officers as a Group (15 persons)	187,858	(18)	*

*	Represents less than 1% ownership.
(1)	Based solely on a Schedule 13G filed with the SEC on February 10, 2010, which presents information as of December 31, 2009.
(2)	Based solely on a Schedule 13G filed with the SEC on February 12, 2010, which presents information as of December 31, 2009.
(3)	Based solely on a Schedule 13G filed with the SEC on January 20, 2010, which presents information as of December 31, 2009.
(4)	Based solely on a Schedule 13G filed with the SEC on February 12, 2010, which presents information as of December 31, 2009. These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with sole voting power as to 243,465 shares and sole dispositive power as to 1,025,845 shares. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly denies that it is, in fact, the beneficial owner of such securities.
(5)	Based solely on a Schedule 13G filed with the SEC on February 4, 2010, which presents information as of December 31, 2009.
(6)	Consists of DSUs, which are payable in cash. As noted on page 14 of this proxy statement, the value of a DSU is, at any given time, equal to the then-current value of a share of our common stock.
(7)	Includes 3,334 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010.
(8)	Includes 17,500 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010.
(9)	Consists of 6,667 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010.
(10)	Includes 1,667 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010.

(11)	Includes 11,667 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010.
(12)	Consists of 5,000 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010.
(13)	Includes 3,334 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010.
(14)	Includes 8,334 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010.
(15)	Includes 8,334 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010.
(16)	Based in part on a Form 4 filed with the SEC on May 24, 2010, and includes 5,067 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010.
(17)	Includes 3,375 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010.
(18)	Includes 74,279 shares issuable upon exercise of options exercisable within 60 days after October 31, 2010 and 20,769 DSUs.

EXECUTIVE OFFICERS

Our current executive officers are:

Name	Age	Position	Date Since Office Has Been Held
James W. Green	52	President and Chief Executive Officer	2007
Michael L. Levitz	37	Vice President, Chief Financial Officer, and Treasurer	2009
John J. Fry	49	Vice President, General Counsel, and Corporation Secretary	2007
Donald B. Melson	58	Vice President and Corporation Controller	2006

For additional information with respect to Mr. Green, who is also a director, see Proposal 1—Election of Directors.

Michael L. Levitz joined us as Vice President, Chief Financial Officer, and Treasurer in July 2009. From October 2007 to July 2009, Mr. Levitz was Vice President and Controller of the Cytyc business unit of Hologic Inc., a developer, manufacturer, and supplier of premium diagnostic products, medical imaging systems, and surgical products focused on the healthcare needs of women. From April 2006 until Cytyc Corporation’s merger with Hologic Inc. in October 2007, Mr. Levitz was Vice President and Corporate Controller of Cytyc Corporation, a global leader in innovative diagnostic and medical devices focused on women’s health. Mr. Levitz was Assistant Corporate Controller of Cytyc Corporation from September 2002 to April 2006. Prior to this position, Mr. Levitz was Controller at NEON Communications, Inc., which owns and operates a technologically advanced, high-bandwidth fiber optic network, from 2001 to 2002 and Director of Financial Reporting from 2000 to 2001. From 1995 to 2000, Mr. Levitz served in various positions in the high technology audit practice of Arthur Andersen LLP, most recently as Audit Manager. Mr. Levitz is a certified public accountant.

John J. Fry joined us as Vice President, General Counsel, and Secretary in November 2007. From April 2005 until joining us, Mr. Fry was a principal of the law firm, Driggs, Hogg, & Fry Co., L.P.A. (formerly Driggs, Lucas, Brubaker & Hogg Co., L.P.A.), where his practice focused primarily on technology and intellectual property law. From August 1995 to April 2005, he held various legal positions at Philips Medical Systems (formerly Marconi Medical Systems and Picker International), including Senior Corporate Counsel and Intellectual Property Manager and counsel to Philips’ computed tomography business.

Donald B. Melson joined us as Vice President and Corporate Controller in March 2006. Mr. Melson was previously Vice President and Corporate Controller of Millipore Corporation, a publicly held global manufacturer of products and services for biopharmaceutical manufacturing and life science laboratories, from 2000 to 2006. Prior to this position, Mr. Melson held a number of financial management positions in Millipore Corporation and W. R. Grace & Co. Mr. Melson began his career in the audit practice of Ernst & Young and is a certified public accountant.

Our executive officers are elected annually by the board and hold office until their successors are chosen and qualified, subject to earlier removal by the board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analogic is a participant, the amount involved exceeds $100,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related party,” has a direct or indirect material interest.

If a related party proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related party transaction,” the related party must report the proposed related party transaction to our General Counsel. The policy calls for the proposed related party transaction to be reviewed and, if deemed appropriate, approved by the board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related party transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually.

A related party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related party’s interest in the transaction. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with Analogic’s best interests. The committee may impose any conditions on the related party transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related party transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy:

•

interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity and (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by provisions of Analogic’s charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

There were no related party transactions in fiscal 2010.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our board oversees our executive compensation program. In this role, the Compensation Committee annually reviews and approves all compensation decisions relating to our executive officers. Information about the Compensation Committee, including its composition, responsibilities and processes, and compensation, can be found on page 10 of this proxy statement. The following discussion summarizes Analogic’s compensation philosophy and programs generally, as well as their application and relationship to compensation awards and decisions made with respect to fiscal 2010. This discussion should be read in conjunction with the other compensation information contained in this proxy statement.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the Compensation Committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•

promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of shareholder value.

To achieve these objectives, the Compensation Committee has regularly evaluated our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are necessary to allow us to compete for executive talent with other companies in our industry and region. Further, our executive compensation program has tied a significant portion of each executive’s overall compensation to the achievement of key strategic and financial goals, including adjusted earnings per share, revenue, and total shareholder return.

In making compensation decisions for fiscal 2010, the Compensation Committee engaged the services of Watson Wyatt, independent compensation consultants, to assist us in defining an updated peer group of companies (which we refer to as the fiscal 2010 compensation peer group), and in collecting relevant market data from those companies. The companies in the fiscal 2010 compensation peer group were selected for their similarity to our company based on criteria such as sales, market capitalization, and industry. Compensation data from the updated peer group was used to determine the appropriate mix of fixed and variable compensation and to link the achievement of key strategic and financial performance measures to short- and long-term awards. The following 15 companies were included in the fiscal 2010 compensation peer group: American Medical Systems Holdings, Inc., American Science & Engineering, Inc., Accuray Incorporated, Cognex Corporation, Coherent, Inc., FEI Company, Greatbatch, Inc., L-1 Identity Solutions, Inc., Micrel Incorporated, MTS Systems Corporation, Newport Corporation, Omnivision Technologies, Inc., OSI Systems, Inc., Sonosite, Inc., and TomoTherapy, Incorporated. While the Compensation Committee received input from Mr. Green in connection with compensation decisions for executive officers other than Mr. Green, final compensation decisions were made by the Compensation Committee.

With information from these companies as well as survey data provided by Watson Wyatt, the Compensation Committee approved the fiscal 2010 base salaries, annual incentive program awards and the long term incentive program awards for our executive officers. The Compensation Committee generally targeted overall compensation for executives to be approximately in the middle of the range of the fiscal 2010 compensation peer group. Variations to this general target occurred as dictated by the experience level of the individual, market factors and individual performance.

Components of our Executive Compensation Program

The primary elements of our fiscal 2010 executive compensation program were:

a) base salary;

b) annual incentive program;

c) long-term incentive program;

d) employee benefits and other compensation; and

e) severance and change-of-control benefits.

For fiscal 2010, we did not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by Watson Wyatt, determined what it believed to be the appropriate level and mix of the various compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Generally, we believe that executive base salaries should be competitive with salaries for executives in similar positions at comparable companies.

Base salaries are reviewed at least annually by the Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account factors such as total direct compensation, individual responsibilities, performance, experience, and time in service, base salary adjustments for our other employees, and information from Watson Wyatt, which indicated that the base salaries of our executive officers was approximately in the middle of our compensation peer group. On September 21, 2009, the Compensation Committee determined that the base salaries of our named executive officers for fiscal 2010 should remain unchanged from fiscal 2009, as follows:

Name	Fiscal 2010 Base Salary
James W. Green	$490,522
John J. Fry	$295,022
Michael L. Levitz	$265,000
Peter M. Howard (1)	$277,447
Donald B. Melson	$225,522

(1)	Mr. Howard ceased serving as an executive offer on April 29, 2010 and resigned from the company on June 18, 2010. The actual salary paid to him during fiscal 2010 was $250,769.

Annual Incentive Program

On October 14, 2009, the Compensation Committee adopted an annual incentive program for fiscal 2010 (which we refer to as the FY10 AIP), in which certain salaried management employees, including our executive officers, are eligible to participate. Executive officers received a target award as a percentage of their fiscal 2010 base salary. Other than for Mr. Fry, whose target award under the FY10 AIP was increased from 45% to 50%, and for Mr. Levitz, who did not participate in our fiscal 2009 annual incentive program last year, the target awards for our executive officers were unchanged from the target awards under our fiscal 2009 annual incentive program. The FY10 AIP target awards for each of our named executive officers were as follows:

Name	% of Fiscal 2010 Base Salary
James W. Green	90%
John J. Fry	50%
Michael L. Levitz	45%
Peter M. Howard	45%
Donald B. Melson	35%

Bonuses under the FY10 AIP were payable in cash, except that bonuses in excess of the target award were payable fifty percent in cash and fifty percent in restricted stock, which would vest immediately. Bonus targets under the FY10 AIP for each executive officer except Mr. Howard were based on targets as follows: i) seventy percent on achievement of non-GAAP earnings per share of $1.60 and ii) thirty percent on achievement of $406.3 million of revenue. The bonus targets under the FY10 AIP for Mr. Howard were based on targets as follows: i) thirty four percent on achievement of Non-GAAP earnings per share of $1.60, ii) thirty three percent on achievement of $32.0 million of direct profit for his business unit, and iii) thirty three percent on achievement of $207.3 million of revenue for his business unit. A minimum non-GAAP earnings per share of $0.85 was required to receive any payment under the FY10 AIP for all executive officers. Non-GAAP EPS was calculated using the Non-GAAP adjustments as approved by the Audit Committee of the Board of Directors and applied to each quarter. Non-GAAP adjustments currently include share based compensation expense, acquisition related expenses, restructuring charges, gains on sale of investments, and taxes. The Committee retained, but did not exercise, the discretion to reject any such adjustments for the purpose of determining the payments under the FY10 AIP. Depending on our company’s performance, payments under the FY10 AIP had the potential to vary between a minimum of zero and a maximum of two times the respective target awards. All performance targets were set by the Compensation Committee to be aligned with our near term objectives and to be to be reasonably likely, but by no means certain, of being achieved.

Payments pursuant to the FY10 AIP were approved by the Compensation Committee. Based on our fiscal 2010 non-GAAP EPS of $1.72, the non-GAAP EPS component of the FY10 AIP was paid at 1.19 times the applicable target amount. Based on our fiscal 2010 revenues of $423.6 million, the revenue component of the FY10 AIP was paid at 1.68 times the applicable target amount. For our executive officers other than Mr. Howard, the total payment under the FY10 AIP was therefore 1.34 times the applicable target award. Amounts up to target were paid in cash. Amounts in excess of the target award were paid fifty percent in cash and fifty percent in restricted stock, vesting immediately.

Payments under FY10 AIP

Name	Total Payment	Amount Paid in Cash	Amount Paid in Restricted Shares	Number of Restricted Shares (1)
James W. Green	$591,570	$516,520	$75,050	1,788
John J. Fry	$197,665	$172,588	$25,077	597
Michael L. Levitz	$159,795	$139,522	$20,273	483
Donald B. Melson	$105,770	$92,351	$13,419	319

(1)	The number of restricted shares issued is based on $41.96 per share, which was the closing price of our stock on September 16, 2010, the date that the Compensation Committee approved the payments.

As Mr. Howard ceased serving as an executive officer on April 29, 2010 and resigned from the company on June 18, 2000, he did not receive a payment under the FY10 AIP.

Long Term Incentive Programs

Our Long Term Incentive Programs are equity-based award programs that have been the primary vehicle for offering long-term incentives to our executives. We believe that equity-based grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of the equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. All grants of equity-based awards to our executives are approved by the Compensation Committee. In determining the size of equity-based awards to our executives, the Compensation Committee considers factors such as scope of responsibility, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, the recommendations of our Chief Executive Officer (or CEO) and data from the compensation peer group. We do not have any equity ownership guidelines for our executives.

On October 14, 2009, the Compensation Committee granted awards under our long term incentive program for fiscal 2010 (which we refer to as the FY10 LTIP). The awards consisted solely of performance contingent restricted stock and stock units. The FY10 LTIP target awards for each of our named executive officers were as follows:

Name	FY10 LTIP Target Award (in shares/units)
James W. Green	21,137
John J. Fry	9,323
Michael L. Levitz	7,613
Peter M. Howard	7,971
Donald B. Melson	5,831

Because the shares available in our stockholder approved 2007 Restricted Stock Plan were insufficient to fund the awards granted to the participants in the FY10 LTIP, only one third of the FY10 LTIP award consisted of performance contingent restricted shares granted pursuant to the 2007 Restricted Stock Plan. The remaining two thirds consisted of performance contingent restricted stock units granted under our 2009 Stock Incentive Plan.

The FY10 LTIP awards included a cumulative non-GAAP EPS component and a relative total shareholder return (or TSR) component. The non-GAAP EPS component and the TSR component each comprise a target award equal to fifty percent of the FY10 LTIP target award shown in the table above. Performance for both the non-GAAP EPS component and the TSR component will be measured over a three year performance period beginning on August 1, 2009 and ending on July 31, 2012 (which we refer to as the FY10 LTIP performance period). The number of shares earned will cliff vest at the end of the FY10 LTIP performance period based on actual performance relative to the applicable performance criteria.

The cumulative non-GAAP EPS component will vest based on our company’s cumulative non-GAAP EPS over the FY10 LTIP performance period. Depending on actual performance, the potential vesting of the non-GAAP EPS component ranges from a minimum of zero to a maximum of two times the Non-GAAP EPS target award. Non-GAAP EPS will be calculated using the Non-GAAP adjustments to our EPS as approved by the Audit Committee of the board. The Committee retains the discretion to reject any such adjustments for the purpose of determining vesting under the FY10 LTIP. The cumulative non-GAAP EPS performance target was set by the Compensation Committee to be aligned with our strategic objectives and to be reasonably likely, but by no means certain, of being achieved.

The Compensation Committee retained Radford Consulting, which the Committee selected due to Radford’s expertise relating to TSR-based compensation plans, to assist the Committee with the design of the TSR component. The TSR component will vest based on the company’s total relative shareholder return relative to the TSR of a group of peer companies over the FY10 LTIP performance period. The peer companies are the companies in the fiscal 2010 compensation peer group identified above, subject to adjustment to account for events such as acquisitions, mergers, and the like. The potential vesting of the TSR component ranges linearly from a minimum of zero if our company’s TSR is at or below the 35th percentile of the peer group and a maximum of two times the TSR component target award if our company’s TSR is at or above the 85th percentile of the peer group. A number of shares equal to the TSR component target award will vest if our company’s TSR is equal to that of the 60th percentile of the peer group.

On September 16, 2010, the Compensation Committee approved vesting under our long term incentive program for fiscal 2008, which we refer to as the FY08 LTIP. The FY08 LTIP consisted of performance contingent restricted shares that vested based on the cumulative annual growth rate of our adjusted EPS in fiscal 2010 as compared to fiscal 2007. The adjusted EPS was our actual diluted EPS adjusted to exclude share based compensation and restructuring expenses, gains on sale of investments, and asset impairment charges. Depending on actual performance, the potential vesting under the FY08 LTIP ranged from a minimum of zero to a maximum of two times the FY08 LTIP target award. The number of shares earned cliff vested at the end of the FY10 LTIP performance period based on actual performance relative to the performance criteria.

The performance target under the FY08 LTIP was a cumulative annual growth rate in adjusted EPS of 27%. Based on our actual FY10 adjusted EPS of $1.57 relative to our FY07 adjusted EPS of $1.36, awards under the FY08 vested at 18.45% of the applicable target award. On October 16, 2010, the Compensation approved vesting of awards under the FY08 LTIP for our named executive officers as follows. Unvested shares were forfeited.

Vesting Under the FY08 LTIP

Name	Target Award (in shares)	Vesting Percentage	Shares Vested
James W. Green	7,500	18.45%	1,383
John J. Fry	4,000	18.45%	738
Donald B. Melson	2,000	18.45%	369

Mr. Levitz was not employed by the company in fiscal 2008 and did not receive an award under the FY08 LTIP. No shares vested for Mr. Howard.

Employee Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan with employer matching contributions. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

During fiscal 2010, we provided other compensation to our executive officers in the following forms:

•

Perquisites—Per his employment agreement, Mr. Green receives an annual allowance of $20,000, paid in equal quarterly installments, for use in connection with customary perquisites, such as automobile and financial planning expenses.

•

401(k) Matching Contributions—We matched each employee contribution to the 401(k) plan up to 4% of their eligible wages under the Internal Revenue Code (which we call eligible wages). These contributions vest immediately.

•	Non-qualified Deferred Compensation Plan—We match non-qualified deferred compensation contributions to the plan up to 4% of amounts in excess of eligible wages. These contributions vest immediately.

•	Relocation costs—Under the terms of their respective employment agreements, we paid Messrs. Green and Fry for their relocation costs, grossed-up for tax purposes.

Severance and Change-of-Control Benefits

Pursuant to employment agreements between us and Mr. Green, Mr. Levitz, and Mr. Fry, as well as our Severance Plan for Management Employees, Key Employee Stock Bonus Plan (as amended on January 27, 1988), Key Employee Stock Bonus Plan (as amended on March 11, 2003), 2007 Restricted Stock Plan, and 2007 Stock Option Plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of Analogic. We have provided more detailed information about these benefits with respect to our Named Executive Officers, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control” beginning on page 33 of this proxy statement.

In the case of change-of-control benefits, our practice has been to structure these benefits so cash benefits are paid only if the employment of the executive is terminated during a specified period after a change of control has occurred, while equity-based benefits are triggered by the occurrence of the change-of-control itself. We believe this structure maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control after which they believe they may lose their jobs.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1,000,000 paid to our CEO and certain other highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. Although we do not believe that the limitations of Section 162(m) have a material impact on us at the current compensation levels, we periodically review the potential consequences of Section 162(m) and generally intend to structure the equity-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation would remain tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information for our Chief Executive Officer and each of our other executive officers (which we refer to collectively as our Named Executive Officers) for fiscal 2010, 2009, and 2008.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2), (3) ($)		Option Awards (4),(5) ($)	Non-Equity Incentive Plan Compensation (6) ($)	All Other Compensation (7) ($)	Total ($)
James W. Green	2010	490,522	—	924,924	(12)	—	591,570	60,207	2,067,223
President and Chief Executive Officer	2009	487,224	—	408,392	(12)	195,870	—	52,367	1,143,853
	2008	450,000	—	441,375	(8),(12)	—	424,272	22,165	1,337,812

Michael L. Levitz	2010	265,000	—	336,136	(13)	—	159,795	10,549	768,480
Vice President, Chief Financial Officer, and Treasurer (9)	2009	15,288	—	245,874	(13)	118,512	—	—	379,674

John J. Fry	2010	295,022	—	407,956	(14)	—	197,665	20,603	921,246
Vice President, General Counsel, and Corporation Secretary (10)	2009	294,070	—	196,313	(14)	94,164	—	40,678	625,225
	2008	191,827	200,000	327,600	(14)	—	111,298	23,234	853,959

Donald B. Melson	2010	225,522	—	255,152	(15)	—	105,770	9,032	595,476
Vice President—Corporate Controller	2009	223,378	—	119,990	(15)	57,555	—	8,725	409,648
	2008	200,000	—	117,700	(15)	—	72,526	2,243	392,469

Peter M. Howard	2010	250,769	—	348,802	(16)	—	—	10,717	610,288
Former Senior Vice President and General Manager, OEM Medical Group (11)	2009	279,061	—	184,677	(16)	88,563	—	15,254	567,555

(1)	This column represents discretionary bonuses. In fiscal 2008, we paid to Mr. Fry a signing bonus of $200,000, which he would have had to repay to us on a prorated basis had he left our employ voluntarily and without good reason within two years of his start date.
(2)	These amounts represent the aggregate grant date fair value of time and performance based restricted stock share and unit awards granted in fiscal 2010, 2009, and 2008. The fair values were computed in accordance with accounting principles generally accepted in the United States of America. For a detailed description of the assumptions used for purposes of determining grant date fair value, see note 2 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-Based Compensation,” included in our Form 10-K for the fiscal year ended July 31, 2010.
(3)	These amounts include performance contingent restricted stock awards, which were valued at the targeted payout amount in this table. The payout amount for the performance contingent stock awards can range from 0 to 2x of the target award. If the 2x is achieved for the awards in each year, the payouts would be as follows for each Executive Officer: Mr. Green—$1,348,137, $612,588, and $882,750 in fiscal 2010, 2009, and 2008, respectively; Mr. Levitz—$447,101 in fiscal 2010; Mr. Fry—$594,654, $294,470, and $546,00 in fiscal 2010, 2009, and 2008, respectively; Mr. Melson—$371,928, $179,985, and $235,400 in fiscal 2010, 2009, and 2008, respectively. The actual number of shares earned of the 2008 performance contingent restricted stock awards were as follows: Mr. Green—1,383 shares earned from a target award of 7,500 shares; Mr. Fry—738 shares earned from a target award of 4,000 shares; and Mr. Melson—369 shares earned from a target award of 2,000 shares.

(4)	These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal 2010, fiscal 2009 and fiscal 2008. The fair values were computed in accordance with accounting principles generally accepted in the United States of America. For a detailed description of the assumptions used for purposes of determining grant date fair value, see note 2 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-Based Compensation” included in our Form 10-K for the fiscal year ended July 31, 2010.
(5)	No stock options were granted in fiscal 2008 and 2010 to the Named Executive Officers. In fiscal 2009, stock options were granted as follows to the Named Executive Officers: Mr. Green—9,791; Mr. Levitz—10,000; Mr. Fry—4,707; Mr. Howard—4,427; and Mr. Melson—2,877.
(6)	This column represents incentive compensation earned for fiscal 2010, 2009, and 2008 under our annual incentive programs; the FY10 AIP plan is described on page 24 of this proxy statement. The amounts paid in fiscal 2010 were paid 50% in restricted stock that vested immediately and 50% in cash for the amounts earned above the target awards. The value of stock issued to Mr. Green, Mr. Levitz, Mr. Fry, and Mr. Melson was $75,050, $20,273, $25,077, and $13,419, respectively.

Under our employment agreement with Mr. Green, his target bonus for fiscal 2008 was guaranteed at sixty-five percent of his base salary, or $292,500. Under our employment agreement with Mr. Fry, his target bonus for fiscal 2008 was guaranteed at forty percent of his base salary, prorated for the eight full calendar months he worked for Analogic during fiscal 2008, or $76,000. Because our performance in fiscal 2008 exceeded applicable performance targets, payment of target bonuses to Mr. Green and Mr. Fry on a “guaranteed” basis was not necessary.

This column includes amounts in excess of the guaranteed portion of the annual incentive bonus for fiscal 2008 paid to Mr. Green and Mr. Fry (including amounts allocated to the restricted stock). For our other executives, the amounts shown in this column include the entire amount of the annual incentive bonus for fiscal 2008 (including the amounts allocated to the restricted stock). The portion of such amounts which represents the value of the excess paid in the form of restricted stock that vests over two years is as follows for each of such officers: Mr. Green—$65,825; Mr. Fry—$17,275; and Mr. Melson—$11,239.

(7)	Please see the All Other Compensation table below.
(8)	On October 26, 2007, the Compensation Committee cancelled stock options for 15,000 shares with Mr. Green’s consent and issued a performance-contingent restricted stock award with a target of 7,500 shares, of which 5,000 shares were in the place of the cancelled options in order to align his compensation structure with the other Named Executive Officers. The fair value of the 5,000 shares at target and 2x is $294,250 and $588,500, respectively.
(9)	Mr. Levitz began serving as our Vice President, Chief Financial Officer, and Treasurer on July 6, 2009.
(10)	Mr. Fry began serving as our Vice President, General Counsel, and Corporation Secretary on November 26, 2007.
(11)	Mr. Howard ceased serving as an executive officer on April 29, 2010 and resigned from the company on June 18, 2010.
(12)	The maximum amount of share-based compensation expense that can be recognized for the performance awards granted to Mr. Green in fiscal 2008, 2009, and 2010 is $882,750, $612,588, and $1,348,137, respectively.
(13)	The maximum amount of share-based compensation expense that can be recognized for the performance awards granted to Mr. Levitz in fiscal 2009 and 2010 is $245,874 and $485,554, respectively.
(14)	The maximum amount of share-based compensation expense that can be recognized for the performance awards granted to Mr. Fry in fiscal 2008, 2009, and 2010 is $546,000, $294,469, and $594,654, respectively.
(15)	The maximum amount of share-based compensation expense that can be recognized for the performance awards granted to Mr. Melson in fiscal 2008, 2009, and 2010 is $235,400, $179,985, and $371,928, respectively.
(16)	The maximum amount of share-based compensation expense that can be recognized for the performance awards granted to Mr. Howard in fiscal 2009 and 2010 is $277,016 and $508,388, respectively.

All Other Compensation from Summary Compensation Table

The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table.

Name	Year	Profit Sharing Contributions (1) ($)	Perquisites (2) ($)	Relocation Costs (3) ($)	Tax Gross Ups (4) ($)	Employer Matching Contributions for 401(k) and Non-Qualified Deferred Compensation Plans ($)	Total ($)
James W. Green	2010 2009 2008	— — 2,165	20,000 20,000 20,000	8,481 — —	3,946 — —	27,780 32,367 —	60,207 52,367 22,165

Michael L. Levitz	2010 2009	— —	— —	— —	— —	10,549 —	10,549 —

Peter M. Howard	2010 2009	— —	— —	— —	— —	10,717 15,254	10,717 15,254

John J. Fry	2010 2009 2008	— — 2,165	— — —	7,373 27,499 20,632	3,430 6,371 437	9,800 6,808 —	20,603 40,678 23,234

Donald B. Melson	2010 2009 2008	— — 2,243	— — —	— — —	— — —	9,033 8,725 —	9,033 8,725 2,243

(1)	This column represents profit-sharing contributions in fiscal 2008 that were allocated to our U.S.-based employees based on a point system that took into account base salary, age, and length of service.
(2)	Per his employment agreement, Mr. Green receives an annual allowance of $20,000, paid quarterly, for use in connection with customary perquisites, such as automobile and financial planning expenses.
(3)	This column represents the actual relocation costs for Mr. Green and for Mr. Fry pursuant to their employment agreements. We do not expect Mr. Green or Mr. Fry to incur additional relocation costs beyond those reimbursed in fiscal 2010.
(4)	This column represents the actual tax gross-ups for Mr. Green’s and Mr. Fry’s relocation costs.

Grants of Plan-Based Awards

The following table show all awards granted to each of the Named Executive Officers during fiscal 2010.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
James W. Green		33,110	441,470	882,940
	10/14/09 1/29/10				1 1	7,046 14,091	14,092 28,182				314,710 610,214

Michael L. Levitz		8,944	119,250	238,500
	10/14/09 1/29/10				1 1	2,538 5,075	5,076 10,150				113,360 219,776

John J. Fry		11,063	147,511	295,022
	10/14/09 1/29/10				1 1	3,108 6,215	6,216 12,430				138,819 269,137

Donald B. Melson		5,920	78,933	157,866
	10/14/09 1/29/10				1 1	1,944 3,887	3,888 7,774				86,829 168,323

Peter M. Howard		10,300	124,851	249,702
	10/14/09 1/29/10				1 1	2,658 5,313	5,316 10,626				118,720 230,082

(1)	These columns represent potential payouts under the FY 10 AIP. The actual amounts earned were $591,570, $159,795, $197,665, and $105,770 for Mr. Green, Mr. Levitz, Mr. Fry, and Mr. Melson, respectively, of which $516,520, $139,522, $172,588, and $92,351, respectively, was paid in cash and the remainder paid through the issuance of restricted shares that were immediately vested. Mr. Howard did not receive a bonus under the FY 10 AIP.
(2)	Performance contingent restricted shares were granted from the 2007 Restricted Stock Plan for the grants on October 14, 2009 and performance contingent restricted stock units were granted from the 2009 Stock Incentive Plan for the grants on January 29, 2010. These shares and units cliff-vest on July 31, 2012. For the vesting provisions, see page 25 of this proxy statement. The grant date fair value of the equity incentive plan awards was based on the target number of shares that might be earned and was calculated in accordance with accounting principles generally accepted in the United States of America. Additional information can be found in Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers as of July 31, 2010. The market and payout values for unvested stock awards are calculated based on a market value of $45.47 per share (the closing market price of our common stock on July 31, 2010) multiplied by the number of shares subject to the award. All stock options shown in this table have a seven-year term.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
James W. Green	17,500	17,500	(1)	—	64.70	5/21/2014				21,137	961,099
										6,528	148,414
										7,500	341,025
	—	9,791	(4)	—	62.72	9/23/2015	8,264	(5)	375,764

Michael L. Levitz	—	10,000	(2)	—	35.61	7/17/2016	4,578	(6)	208,162	7,613	346,163

John J. Fry	—	4,707	(4)	—	62.72	9/23/2015	3,069	(7)	139,547	9,323	423,917
										1,569	71,342
										4,000	181,880
Donald B. Melson	2,250	2,250	(3)	—	58.41	9/20/2013	4,334	(8)	197,067	5,831	265,136
										959	43,606
										2,000	90,940
	—	2,877	(4)	—	62.72	9/23/2015

(1)	50% of these options will vest on each May 21 of 2011 and 2012.
(2)	25% of these options will vest on each July 17 of 2011, 2012, 2013, and 2014.
(3)	50% of these options will vest on each September 20 of 2010 and 2011.
(4)	100% of these options will vest on July 31, 2011.
(5)	Restrictions on shares will lapse as follows: 2,500 on May 21 of each of 2011 and 2012 and 3,264 on July 31, 2011.
(6)	Restrictions will lapse on 2,289 shares on each July 17 of 2011 and 2012.
(7)	Restrictions on shares will lapse as follows: 500 on December 4 of each of 2010, 2011, and 2012, and 1,569 on July 31, 2011.
(8)	Restrictions on shares will lapse as follows: 1,125 on September 20 of each of 2010, 2011, and 2012 and 959 on July 31, 2011.
(9)	This is the target number of performance-contingent restricted stock shares that can be earned under the FY 08, FY 09, and FY 10 LTIPs. The performance period for the FY 08 LTIP ended on July 31, 2010, however, the restrictions on the shares did not lapse until September 16, 2010. Only 18.45% of the target awards were earned under the FY 08 LTIP.
(10)	This value was calculated using the target number of performance-contingent restricted stock shares that can be earned under the FY 08, FY 09, and FY 10 LTIPs.

Option Exercises and Stock Vested

The following table provides information regarding options and stock awards exercised and vested, respectively, for the Named Executive Officers during fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
James W. Green	—	—	4,395	190,991
Michael L. Levitz	—	—	2,290	104,126
John J. Fry	—	—	1,371	59,140
Donald B. Melson	—	—	1,582	61,460
Peter M. Howard	—	—	1,250	46,488

(1)	Represents the fair market value of the common stock on the applicable vesting date, multiplied by the number of shares of restricted stock that vested on that date. This includes the actual number of shares released on September 16, 2010, which were 18.45% of the target awards under the FY 08 LTIP, the performance period of which ended on July 31, 2010. The number of shares earned under the FY 08 LTIP by Mr. Green, Mr. Fry, and Mr. Melson were 1,383, 738, and 369, respectively.

Potential Payments Upon Termination or Change of Control

On May 1, 2007, we entered into an employment agreement with Mr. Green. The employment agreement provides that if we terminate Mr. Green’s employment other than for cause and unrelated to a change in control, Mr. Green will be eligible to receive twelve months salary continuation plus a lump sum bonus equal to his target bonus.

Mr. Green’s agreement also entitles him to the following change in control benefits in the event his employment is terminated without cause within twenty-four months following a change in control:

•	Two times base salary plus the greater of the target or the three year average bonus;

•	Pro-rata bonus, equal to the greater of target or actual to the extent determinable, for the year of termination;

•	Benefits continuation for twenty-four months; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Green.

On October 29, 2008, we entered into an employment agreement with Mr. Fry. The employment agreement provides that if we terminate Mr. Fry’s employment other than for cause, or if he terminates his employment for good reason, other than in the twenty-four months following a change in control, he will be eligible to receive: base salary continuation for twelve months following the date of termination; a lump payment equal to the greater of his target bonus or his actual bonus, to the extent determinable, for the year of termination; and outplacement assistance.

Mr. Fry’s agreement also entitles him to the following change in control benefits in the event his employment is terminated without cause, or if he terminates his employment for “good reason”, within twenty-four months following a change in control:

•	One times base salary plus the greater of the target or the three year average bonus;

•	Pro-rata bonus, equal to the greater of target or actual to the extent determinable, based on the number of whole months worked in the year of termination;

•	Health and welfare benefit continuation for twelve months;

•	Acceleration of unvested equity awards; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Fry.

On June 8, 2009, we entered into an employment agreement with Mr. Levitz. The employment agreement provides that if we terminate Mr. Levitz’ employment other than for cause, death, disability, and other than after a change in control, we shall pay him: a sum equal to his annual base salary according to the company’s then-current payroll practices; and continuation of health and dental insurance for twelve months.

Mr. Levitz’ agreement also entitles him to the following change in control benefits in the event his employment is terminated by us without cause and not for death or disability within twenty-four months following a change of control:

•	Salary continuation and continued health and dental insurance coverage as described in the preceding paragraph;

•	Target bonus under the Incentive Plan for the year in which termination occurs, payable at the time of termination; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Levitz.

Further, we have two severance plans, one of which is for management and the other for non-management employees. The plan for management employees covers designated corporate officers, and other designated officers, including all of our Named Executive Officers. Messrs Green, Levitz, and Fry each have an employment agreement which includes severance provisions that supersede the provisions of the severance plan. Those severance provisions are discussed beginning on page 27 of this proxy statement. Participants in the management plan are entitled to receive severance benefits as follows:

•

For management employees reporting directly to the President and CEO, the employee receives a severance benefit of compensation and health and life insurance coverage equal to two weeks for each complete year of service, which may not be less than six months nor more than one year.

•

For all other management employees, the employee receives a severance benefit of compensation and health and life insurance coverage equal to two weeks for each complete year of service, which may not be less than two weeks nor more than one year.

A participant in the management plan becomes entitled to receive the benefits described above only if he or she timely signs and returns to us a severance agreement in a form provided by us, in our sole discretion, by which he or she agrees to waive and release us from all legal claims he or she may have against us in exchange for payment of such severance benefits. The management employee will not be eligible to receive such severance benefits if we become aware, before expiration of the period over which such severance benefits are paid, of circumstances that would have caused his or her termination for cause, or the management employee has previously entered into an employment agreement with us which provides for payment, or non-payment, of such severance benefits or payments upon termination of employment. According to its terms, the management plan does not operate to affect or modify the terms of a participant’s employment in any way.

Additionally, while not part of either severance plan, we have a practice of providing all employees over the age of forty with four weeks of additional severance benefits in addition to what they receive under the applicable severance plan. In the event of involuntary termination without cause, vesting of time based equity awards is determined as a function of the recipient’s service time relative to the vesting period of the particular award.

On March 3, 2008, the Compensation Committee approved accelerated vesting upon involuntary termination without cause for the following:

•

all outstanding time-based stock options at that time under the June 11, 1993 Plan (as amended on October 12, 2000) and the June 11, 1998 Plan (as amended on October 12, 2000 and November 16, 2001) that would vest within the subsequent twelve months from the date of termination.

•

all unvested time-based restricted stock at that time under the Key Employee Stock Bonus Plan (as amended on January 27, 1988) and the Key Employee Stock Bonus Plan (as amended on March 11, 2003) that would vest within the subsequent twelve months from the date of termination.

The vesting for performance awards under the time FY 08, FY 09, FY 10 LTIPs are as follows:

•

FY 08 LTIP—These EPS target awards were granted under the 2007 Restricted Stock Plan. Upon an involuntary termination not for cause, a number of shares which can be earned shall be a prorated portion of the target number of shares, determined by multiplying the target number of shares by a fraction, the numerator of which shall be the sum of the number of full calendar months during the performance period during which the participant remained in our employ plus 12 and the denominator of which shall be 36. The prorated number of shares actually earned, if any, shall be determined at the end of the performance period based on the achievement of the performance criteria.

•

FY 09 LTIP—These EPS target awards were granted under the 2007 Restricted Stock Plan. Upon an involuntary termination not for cause, a number of shares which can be earned shall be a prorated portion of the target number of shares, determined by multiplying the target number of shares by a fraction, the numerator of which shall be the sum of the number of full calendar months during the performance period during which the participant remained in our employ and the number of full months of severance the employee is entitled to and the denominator of which shall be 36. The prorated number of shares actually earned, if any, shall be determined at the end of the performance period based on the achievement of the performance criteria.

•

FY 10 LTIP—These EPS and TSR target awards were granted under the 2007 Restricted Stock Plan and 2009 Stock Incentive Plan. Upon an involuntary termination not for cause, a number of shares which can be earned shall be a prorated portion of the target number of shares, determined by multiplying the target number of shares by a fraction, the numerator of which shall be the sum of the number of full calendar months during the performance period during which the participant remained in our employ and the denominator of which shall be 36. The prorated number of shares actually earned, if any, shall be determined at the end of the performance period based on the achievement of the performance criteria.

Lastly, upon a qualifying change in control, restrictions will lapse on any time-based restricted stock granted under our Key Employee Stock Bonus Plan (as amended on January 27, 1988), Key Employee Stock Bonus Plan (as amended on March 11, 2003), the 2007 Restricted Stock Plan, and the 2009 Stock Incentive Plan. Upon a qualifying change in control, restrictions will lapse on performance-based restricted stock granted under both the 2007 Restricted Stock Plan and 2009 Stock Incentive Plan for the awards made under the FY 08, FY 09, and FY 10 LTIPs as follows:

•	Awards with an EPS target will vest as to the target number of shares.

•	Awards with a TSR target will vest based on the actual price of our common stock prior to the change in control relative to the peer group.

Further, all unvested stock options granted under our 2007 Stock Option Plan and 2009 Stock Incentive Plan will become immediately vested and exercisable upon a qualifying change in control. On March 3, 2008, the Compensation Committee approved that all unvested stock options under the June 11, 1993 Plan (as amended on October 12, 2000) and the June 11, 1998 Plan (as amended on October 12, 2000 and November 16, 2001) become immediately vested and exercisable upon a qualifying change in control.

The tables below reflect the compensation and benefits due to each Named Executive Officer (other than Mr. Howard, who resigned from the company on June 18, 2010), upon an involuntary termination other than for cause, and a termination following a change of control without cause or by the executive officer for good reason. The amounts shown assume that each termination of employment was effective as of July 31, 2010. The value of accelerated stock options was calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing stock price of our common stock as of July 31, 2010, which was $45.47. The value of accelerated restricted stock was calculated by multiplying the number of accelerated shares by the closing price of our common stock as of July 31, 2010. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. The actual amounts to be paid can only be determined at the time of the termination of employment.

James W. Green

Element	Involuntary Termination without Cause ($)		Termination Without Cause or With Good Reason Following a Change in Control ($)
Incremental Benefits Pursuant to Termination Event
Cash Severance
Base salary	490,522		981,044
Annual Incentive Program Bonus	441,470		1,033,040
Benefits and perquisites
Health and Welfare Benefit Continuation	—		29,940
Excise-Tax Gross Up	—		1,383,925
Long-term Incentives
Value of Accelerated Restricted Stock	793,754	(1)	1,576,404	(2)

Total Value: Incremental Benefits	1,725,746		5,004,353

(1)	Assumes achievement of applicable targets with respect to performance-contingent restricted stock for the FY 09 and FY 10 LTIPs and the acceleration of 10,310 shares.
(2)	Assumes achievement of applicable targets with respect to performance-contingent restricted stock grants that do not have TSR targets and the acceleration of 21,333 shares. For performance-contingent restricted stock grants with TSR target, the Company assumed the acceleration of 48% of the target award based on our TSR at July 31, 2010 compared to our defined peer group.

Michael L. Levitz

Element	Involuntary Termination without Cause ($)		Termination Without Cause or With Good Reason Following a Change in Control ($)
Incremental Benefits Pursuant to Termination Event
Cash Severance
Base salary	265,000		265,000
Annual Incentive Program Bonus	—		119,250
Benefits and perquisites
Health and Welfare Benefit Continuation	13,720		13,720
Excise-Tax Gross Up	—		444,982
Long-term Incentives
Value of Accelerated Restricted Stock	115,387	(1)	464,311	(2)
In-the-Money Value of Accelerated Stock Options	—		98,600

Total Value: Incremental Benefits	394,107		1,405,863

(1)	Assumes achievement of applicable targets with respect to performance-contingent restricted stock for the FY 10 LTIP and the acceleration of 2,537 shares.
(2)	Assumes achievement of applicable targets with respect to performance-contingent restricted stock grants that do not have TSR targets and the acceleration of 3,806 shares. For performance-contingent restricted stock grants with TSR target, the Company assumed the acceleration of 48% of the target award based on our TSR at July 31, 2010 compared to our defined peer group.

John J. Fry

Element	Involuntary Termination without Cause ($)		Termination Without Cause or With Good Reason Following a Change in Control ($)
Incremental Benefits Pursuant to Termination Event
Cash Severance
Base salary	295,022		295,022
Annual Incentive Program Bonus	197,665		277,607	(2)
Benefits and perquisites
Health and Welfare Benefit Continuation	—		14,970
Outplacement Services	25,000		—
Long-term Incentives
Value of Accelerated Restricted Stock	340,282	(1)	706,480	(3)

Total Value: Incremental Benefits	857,969		1,294,079

(1)	Assumes achievement of applicable targets with respect to performance-contingent restricted stock for the FY 09 and FY 10 LTIPs and the acceleration of 4,677 shares.
(2)	Annual Incentive Program Bonus has been reduced by $67,569 from $345,176 to $277,607 due to the contractual cutback in his employment agreement.
(3)	Assumes achievement of applicable targets with respect to performance-contingent restricted stock grants that do not have TSR targets and the acceleration of 10,231 shares. For performance-contingent restricted stock grants with TSR target, the Company assumed the acceleration of 48% of the target award based on our TSR at July 31, 2010 compared to our defined peer group.

Donald B. Melson

Element	Involuntary Termination without Cause ($)		Termination Without Cause or With Good Reason Following a Change in Control ($)
Incremental Benefits Pursuant to Termination Event
Cash Severance
Base salary	52,044		52,044
Benefits and perquisites
Health and Welfare Benefit Continuation	3,166		3,166
Long-term Incentives
Value of Accelerated Restricted Stock	221,719	(1)	527,824	(2)

Total Value: Incremental Benefits	276,929		583,034

(1)	Assumes achievement of applicable targets with respect to performance-contingent restricted stock for the FY 09 and FY 10 LTIPs and the acceleration of 2,663 shares.
(2)	Assumes achievement of applicable targets with respect to performance-contingent restricted stock grants that do not have TSR targets and the acceleration of 5,875 shares. For performance-contingent restricted stock grants with TSR target, the Company assumed the acceleration of 48% of the target award based on our TSR at July 31, 2010 compared to our defined peer group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Our directors, executive officers, and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such filings by our directors, executive officers, and 10% stockholders, or written representative of certain of such persons, we believe that all filings required to be made by those persons during fiscal 2010 were timely made, except as follows, with the number of late reports and the number of transactions not reported on a timely basis as shown: Mr. Fry- 2; 2. Mr. Green- 1;1. Mr. Howard – 2; 2 (1 report and 1 transaction relating to fiscal 2009); Mr. Levitz – 1;1. Mr. Melson – 1;1. Mr. Voboril 1;1.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during fiscal 2010 were Mr. Black (beginning on April 26, 2010), Mr. Melia, Dr. Parks (Chair), Dr. Wilson, and, until April 26, 2010, Dr. Vandebroek. None of our executive officers has served as a director or member of the Compensation Committee of any other company whose executive officers, or any of them, serve as a member of our board or Compensation Committee.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table provides information about the shares of common stock authorized for issuance under our equity compensation plans as of July 31, 2010:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	320,009	$54.38	2,127,840	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	320,009	$54.38	2,127,840	(1)

(1)	Includes 446,038 shares issuable under our Employee Stock Purchase Plan in connection with current and future offering periods under that plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE Mr. Jeffrey P. Black Mr. Kevin C. Melia Dr. Fred B. Parks, Chairman Dr. Gerald L. Wilson

AUDIT COMMITTEE REPORT

The Audit Committee of our board is comprised of four members, each of whom qualifies as an “independent” director under current NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the board.

The Audit Committee reviewed our audited financial statements for fiscal 2010, and discussed these financial statements with our management. Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting standards and for issuing a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with our management, internal accounting, financial and auditing personnel, and the independent auditors, the following:

•	the plan for, and the independent registered public accounting firm’s report on, the audit of our financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	management’s selection, application, and disclosure of critical accounting policies;

•	changes in our accounting practices, principles, controls, or methodologies;

•	significant developments or changes in accounting rules applicable to Analogic; and

•	the adequacy of our internal controls and accounting, financial, and auditing personnel.

Management represented to the Audit Committee that our financial statements had been prepared in accordance with generally accepted accounting principles.

The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), with PricewaterhouseCoopers LLP.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence, and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters disclosed in this letter and its independence from us. The Audit Committee also considered whether the independent registered public accounting firm’s provision of the other, non-audit-related services to us is compatible with maintaining such registered public accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2010.

AUDIT COMMITTEE Mr. Bernard C. Bailey Mr. James J. Judge, Chair Mr. Kevin C. Melia Mr. Edward F. Voboril

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

General

Our Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our financial statements for fiscal 2011. PwC has served as our independent registered public accounting firm since 1991. Representatives of PwC are expected to be present at the 2011 annual meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders. Although stockholders ratification of the Audit Committee’s selection of PwC is not required by law or our organizational documents, the board believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. However, even if the appointment of PwC is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders’ best interests.

Our board recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2011.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees billed to us by our independent registered public accounting firm:

	Fiscal 2010	Fiscal 2009
	(In Thousands)	(In Thousands)
Audit Fees (a)	$1,264	$1,540
Audit-Related Fees (b)	19	5
Tax Fees (c)	55	102
All Other Fees (d)	3	3

	$1,341	$1,650

(a)	Fees for audit services billed related to fiscal 2010 consisted substantially of the following:

•	Audit of our July 31, 2010 annual financial statements

•	Reviews of our quarterly financial statements in fiscal 2010

•	Internal control attestation procedures as required by SEC rules

Fees for audit services billed related to fiscal 2009 consisted substantially of the following:

•	Audit of our July 31, 2009 annual financial statements

•	Reviews of our quarterly financial statements in fiscal 2009

•	Internal control attestation procedures as required by SEC rules

(b)	Fees for audit-related services billed related to fiscal 2010 and fiscal 2009 consisted of the following:

•	Filing of SEC Forms S-8 and 8-K

(c)	Fees for tax services billed related to fiscal 2010 and fiscal 2009 consisted substantially of the following:

•	U.S. and foreign tax compliance

•	Tax planning and advice services relating to international restructuring plan

(d)	All other fees related to fiscal 2010 and 2009 consisted primarily of licenses to a web-based accounting research tool and an automated accounting disclosure checklist.

The fees related to the services above were approved by the Audit Committee.

The Audit Committee has adopted a policy in its charter to pre-approve all services (audit and non-audit) to be provided to us by our independent registered public accounting firm, except that de minimis non-audit services may be approved in accordance with applicable SEC rules, including paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X. In considering the nature of the services provided by the independent registered public accounting firm, during fiscal 2010 and fiscal 2009 the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our management and the independent registered public accounting firm to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants. None of the services above were approved by the Audit Committee pursuant to the exception set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

PROPOSALS OF STOCKHOLDERS

A stockholder who intends to present a proposal for action at the 2012 annual meeting may seek to have his or her proposal included in our proxy materials for that meeting by notifying us of such intention and furnishing the text of the proposal to us. Such notice must also include the stockholder’s address and statement of the number of shares of common stock held of record or beneficially by such stockholder and of the date or dates upon which such shares were acquired, and must be accompanied by documentary support for a claim of beneficial ownership. The proposal must satisfy the conditions established by the SEC for proposals to be considered for possible inclusion in the proxy materials relating to the 2012 annual meeting. To have a proposal considered for inclusion in the proxy materials for the 2012 annual meeting, a stockholder must give the notice mentioned above and submit his or her proposal no later than July 26, 2011, provided that if the 2012 annual meeting is not held within 30 days before or after the anniversary date of the 2011 annual meeting, the deadline for submitting proposals is a reasonable time before we begin to print and send our proxy materials. The notice and text should be sent to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Vice President, General Counsel, and Secretary.

OTHER MATTERS

We know of no business which will be presented for consideration at the 2011 annual meeting other than that set forth in this proxy statement. However, if any such other business shall come before the 2011 annual meeting, the persons named in the proxies or their substitutes shall vote the proxies in respect of any such business in accordance with their best judgment.

We will bear the cost of solicitation of proxies. Our officers and employees may, without additional remuneration, assist in soliciting proxies by mail, e-mail, telephone and in person. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports to stockholders. This means that only one copy of this proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, or our annual report to stockholders may have been sent to multiple stockholders in a household. We will promptly deliver a separate copy of each document to any stockholder who writes to or calls us at the following address or telephone number: Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Vice President, General Counsel, and Secretary; telephone number: 978-326-4000. If a stockholder wishes to receive separate copies of our annual report to stockholders and proxy statement or Notice of Internet Availability of

Proxy Materials, as applicable, in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy per household, the stockholder should contact his, her, or its bank, broker, or other nominee record holder. Alternatively, the stockholder may contact us at the above-referenced address or telephone number.

Electronic Access to Proxy Materials and Annual Report to Stockholders

Our stockholders can access this proxy statement and our 2010 Annual Report to Stockholders via www.proxyvote.com. For future annual meetings of stockholders, registered stockholders can consent to receiving our proxy materials by e-mail in lieu of receiving them by mail. If you are a registered stockholder and you have not already done so, you can choose this option by marking the “Electronic Access” box on the proxy card or by following the instructions provided when voting via the Internet or by telephone. If you choose this option, prior to each annual meeting of stockholders, we may send you an email containing either the proxy statement and our annual report to stockholders or a Notice of Internet Availability of Proxy Materials providing instructions for accessing such materials. Following this email, we may also send you a separate proxy card in the mail with a business reply envelope. Your choice will remain in effect unless you revoke it by contacting our agent, Broadridge Financial Services, Inc., at 800-579-1693 or visiting its website at www.proxyvote.com. Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

WE WILL FURNISH TO ANY STOCKHOLDER UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SEC. A request for our Annual Report on Form 10-K should be sent to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Vice President, General Counsel, and Secretary.

For the Board of Directors,

John J. Fry
Secretary

November 23, 2010

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR STOCK TO BE VOTED, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED ON BEHALF OF OUR BOARD. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA, IS ENCLOSED FOR THAT PURPOSE.

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

978-326-4000

ANALOGIC CORPORATION 8 CENTENNIAL DRIVE PEABODY, MA 01960

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M28135-Z54247-P03585 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANALOGIC CORPORATION

The Board of Directors recommends you vote
FOR the following proposals:

1.	Election of Directors				The Board of Directors recommends you vote	For	Against	Abstain
	Nominees:	For	Against	Abstain	FOR proposals 2 and 3:
	1a. Bernard C. Bailey 1b. Jeffrey P. Black 1c. James W. Green 1d. James J. Judge 1e. Kevin C. Melia 1f. Michael T. Modic 1g. Fred B. Parks 1h. Sophie V. Vandebroek 1i. Edward F. Voboril	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2. 3.

To ratify the appointment of PricewaterhouseCoopers LLP as Analogic Corporation’s independent registered public accounting firm for the fiscal year ending July 31, 2011.

To act upon any and all matters incidental to any of the foregoing and transact such other business as may legally come before the meeting or any adjourned session or sessions thereof.

						☐ ☐	☐ ☐	☐ ☐
	1j. Gerald L. Wilson	☐	☐	☐	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report With Form 10-K are available at www.proxyvote.com.

M28136-Z54247-P03585

ANALOGIC CORPORATION

Annual Meeting of Stockholders

January 20, 2011 11:00 a.m. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James W. Green, Michael L. Levitz, and John J. Fry, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Analogic Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on January 20, 2011, at Analogic Corporation’s headquarters at 8 Centennial Drive, Peabody, Massachusetts 01960, and at any adjourned session or sessions thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. YOU MAY ALSO VOTE BY INTERNET OR PHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS PROXY CARD.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side